Exhibit 99.B(h)(2)

SCHEDULE I
TO THE
AMENDED AND RESTATED ADMINISTRATION AGREEMENT
BETWEEN
SEI EXCHANGE TRADED FUNDS,
SEI INVESTMENTS GLOBAL FUNDS SERVICES
AND
SEI INVESTMENTS MANAGEMENT CORPORATION
AS OF MAY 13, 2022 AS AMENDED JULY 31, 2024, AUGUST 15, 2025, MARCH 9, 2026,
APRIL 20, 2026, JUNE 1, 2026 AND OCTOBER 9, 2026

Funds

•	SEI QiM U.S. Large Cap Quality Active ETF
•	SEI QiM U.S. Large Cap Momentum Active ETF
•	SEI QiM U.S. Large Cap Value Active ETF
•	SEI QiM U.S. Large Cap Low Volatility Active ETF
•	SEI Select Small Cap ETF
•	SEI Select International Equity ETF
•	SEI Select Emerging Markets Equity ETF
•	SEI DBi Multi-Strategy Alternative ETF
•	SEI QiM U.S. Equity Factor Allocation Active ETF
•	SEI High Yield Bond & Alternative Credit ETF
•	SEI Ang Research Enhanced U.S. Large Cap ETF
•	SEI Ang Research Enhanced U.S. Large Cap Growth ETF
•	SEI Ang Research Enhanced U.S. Large Cap Value ETF

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

SEI INVESTMENTS GLOBAL FUNDS SERVICES		SEI EXCHANGE TRADED FUNDS

By:	/s/ Sean Lawlor	By:	/s/ Stephen MacRae

Name:	Sean Lawlor	Name:	Stephen MacRae

Title:	Head of Traditional Business	Title:	V.P.

SEI INVESTMENTS MANAGEMENT CORPORATION
(with respect to Sections 7.02 and 8.01 only)

By:	/s/ Nathan Shetty

Name:	Nathan Shetty

Title:	Chief Investment Officer